                                                                  Exhibit 99.1

==============================================================================
[PNC ICON]                                                        NEWS RELEASE
==============================================================================

CONTACTS:

MEDIA:
Brian E. Goerke
(412) 762-4550
corporate.communications@pnc.com

INVESTORS:
William H. Callihan
(412) 762-8257
investor.relations@pnc.com


               PNC EARNINGS GROW IN FOURTH QUARTER; COMPANY POSTS
                        $1 BILLION IN NET INCOME FOR 2003

         PITTSBURGH, JAN. 21, 2004 - The PNC Financial Services Group, Inc. (NYSE: PNC) today reported fourth quarter 2003 net income of $274 million, or $.98 per diluted share, compared with net income of $262 million, or $.92 per diluted share, for the fourth quarter of 2002. Net income for the fourth quarter of 2003 included the cumulative effect of a change in accounting principle that negatively impacted earnings by $28 million, or $.10 per diluted share. This charge resulted from the required adoption of new accounting guidance. Earnings for the fourth quarter of 2002 included a loss of $16 million, or $.05 per diluted share, from discontinued operations.

         Full year 2003 net income was $1.001 billion or $3.55 per diluted share compared with $1.184 billion or $4.15 per diluted share for 2002. In addition to the impact of the cumulative effect of the change in accounting principle, results for full year 2003 also included expenses totaling $87 million after taxes, or $.31 per diluted share, in connection with the Corporation's previously announced agreement with the United States Department of Justice ("DOJ") and related legal and consulting costs.

         "We are pleased with our performance. Our fourth quarter earnings reflect improved results for Regional Community Banking, Wholesale Banking and PFPC and continued strong results at BlackRock, as well as the progress we have made throughout the year in building a platform for growth," said James E. Rohr, chairman and chief executive officer of The PNC Financial Services Group. "Although we expect net interest income to remain challenged, we are confident in our ability to create value. Our high-performing business mix generates substantial fee-based income. In addition, we will leverage our leading technology platform, enhanced credit risk profile, and efficiency initiatives to help fuel growth and profitability."


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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 2

         Return on average common shareholders' equity was 16.67 percent for the fourth quarter of 2003 compared with 15.59 percent for the fourth quarter of 2002. Return on average assets was 1.57 percent for the fourth quarter of 2003 compared with 1.58 percent for the fourth quarter of 2002.

         Return on average common shareholders' equity was 15.06 percent for full year 2003 and 18.83 percent for 2002. Return on average assets was 1.49 percent for full year 2003 and 1.78 percent for 2002. Excluding the impact of the DOJ-related expenses, the returns on average common shareholders' equity and on average assets for full year 2003 would have been 16.37 percent and 1.62 percent, respectively. The Consolidated Financial Highlights contain reconciliations of the 2003 ratios, as adjusted, to those as reported under generally accepted accounting principles ("GAAP").

         The returns on average assets for the 2003 periods referred to above were reduced by the impact of the Corporation's adoption of FASB Interpretation No. 46 (Revised 2003), "Consolidation of Variable Interest Entities" ("FIN 46R"). See Impact of the Adoption of FIN 46R below and the "Impact of FIN 46R" schedules included in the Consolidated Financial Highlights for further details of the income statement and balance sheet line items impacted by PNC's adoption of this interpretation. The adoption of FIN 46R had no impact on fourth quarter or full year 2003 consolidated net income.

HIGHLIGHTS

- Regional Community Banking grew home equity loans 21 percent on average in the fourth quarter of 2003 compared with the fourth quarter of 2002 while noninterest-bearing demand deposits grew 11 percent on average.

- Wholesale Banking earnings for the fourth quarter of 2003 improved 22 percent compared with the third quarter of 2003 and 12 percent compared with the fourth quarter of 2002.

- Earnings from BlackRock for the fourth quarter of 2003 were $41 million, a 22 percent increase compared with the prior year fourth quarter. Earnings from BlackRock totaled $155 million in 2003, an increase of 17 percent over 2002.

- The net interest margin for full year 2003 declined 35 basis points compared with the prior year primarily due to lower interest rates as well as the impact of the adoption of FIN 46R and the reclassification of trust preferred securities to borrowed funds for the second half of 2003 as required by the FASB.

- Consolidated assets under management grew to $354 billion at December 31, 2003 compared with $336 billion at September 30, 2003 and $313 billion at December 31, 2002.

- PFPC provided accounting/administration services for $667 billion of pooled investment assets at December 31, 2003, compared with $634 billion at September 30, 2003 and $510 billion at December 31, 2002.


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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 3


- Asset quality improved significantly, including a decline in nonperforming assets to $328 million at December 31, 2003 from $396 million at September 30, 2003 and $418 million at December 31, 2002.

- The efficiency initiatives in 2003 resulted in expense savings of approximately $34 million in the fourth quarter of 2003, approximately $100 million for full year 2003 and over $130 million on a run rate basis into 2004.

- In January 2004, the Corporation successfully completed its previously announced acquisition of United National Bancorp.

BUSINESS RESULTS
Total business earnings were $328 million for the fourth quarter of 2003 compared with $291 million for both the third quarter of 2003 and the fourth quarter of 2002. Total business earnings for the fourth quarter of 2003 increased compared with the third quarter of 2003 primarily due to higher earnings from Regional Community Banking and Wholesale Banking. Total business earnings also improved compared with the prior year quarter, driven by higher earnings from both the banking and asset management and processing businesses. Total business earnings were $1.202 billion for full year 2003 compared with $1.272 billion for 2002. Asset management and processing businesses contributed 18 percent of total business earnings in 2003 compared with 16 percent in 2002. Growth in earnings for 2003 from the Wholesale Banking businesses overall and BlackRock was more than offset by lower earnings from Regional Community Banking, PNC Advisors and PFPC, resulting in the decline in total business earnings for the year. The Consolidated Financial Highlights include a reconciliation of total business earnings to total consolidated earnings and a reconciliation of net interest income as reported under GAAP to taxable-equivalent net interest income. The "Other" category in the "Business Earnings (Loss)" table in the Consolidated Financial Highlights reflects differences between total business earnings and consolidated earnings as reported in the first two paragraphs of this news release.

BANKING BUSINESSES
REGIONAL COMMUNITY BANKING

Earnings for Regional Community Banking totaled $159 million for the fourth quarter of 2003 compared with $138 million for the third quarter of 2003 and $152 million for the fourth quarter of 2002. The increase in earnings for the fourth quarter of 2003 compared with the third quarter of 2003 and the fourth quarter of 2002 was primarily attributable to a decline in noninterest expense resulting from the benefit of a $25 million vehicle leasing settlement recognized in the fourth quarter of 2003. The settlement was reached with insurance carriers regarding certain residual value claims for which a reserve had been provided in 2001. Apart from the vehicle leasing settlement, fourth quarter 2003 earnings from Regional Community Banking declined compared with the fourth quarter of 2002 as the effect of lower taxable-

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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 4

equivalent net interest income and higher noninterest expense, including higher benefit costs, more than offset the impact of $16 million of net securities gains in the 2003 quarter. Full year 2003 earnings from Regional Community Banking were $608 million compared with $697 million for 2002. The decline in earnings in 2003 compared with 2002 primarily resulted from lower taxable-equivalent net interest income. Taxable-equivalent net interest income decreased $142 million compared with 2002 due to sales and maturities of securities that were replaced at lower yields, a change in asset mix and prepayments in the residential mortgage loan portfolio. These changes masked the benefit of growth in home equity loans and demand deposits, two of Regional Community Banking's core products. The decline in taxable-equivalent net interest income was partially mitigated by a $24 million increase in noninterest income for 2003 compared with 2002 that was driven by growth in deposit-related and consumer service fees.

WHOLESALE BANKING

Wholesale Banking includes the results of Corporate Banking, PNC Real Estate Finance and PNC Business Credit. Wholesale Banking earnings totaled $94 million for the fourth quarter of 2003 compared with $77 million for the third quarter of 2003 and $84 million for the fourth quarter of 2002. Full year 2003 earnings for Wholesale Banking were $306 million compared with $280 million in 2002. The higher earnings for fourth quarter and full year 2003 reflected improved asset quality.

         Corporate Banking earnings totaled $61 million for the fourth quarter of 2003 compared with $37 million for the third quarter of 2003 and $33 million for the fourth quarter of 2002. Earnings improved for the fourth quarter of 2003 compared with third quarter of 2003 primarily due to a $38 million decrease in the provision for credit losses. The decrease in the provision for credit losses reflected $11 million in recoveries in the fourth quarter of 2003 and an improvement in overall asset quality that included a $52 million decline in nonperforming assets and a reduction in the level of performing problem credits. Fourth quarter 2003 earnings were higher than the prior year quarter due to a $79 million reduction in the provision for credit losses partially offset by a $40 million reduction in net gains on institutional loans held for sale in the 2003 period. Earnings for Corporate Banking totaled $173 million for full year 2003 and $150 million for 2002. Improved earnings in 2003 reflected a $155 million reduction in the provision for credit losses in 2003 that was partially offset by a reduction in net gains on institutional loans held for sale and lower taxable-equivalent net interest income in 2003. A $48 million decrease in taxable-equivalent net interest income reflected the impact of a decline in average loans outstanding and loans held for sale in 2003. Average loans outstanding declined $1.3 billion or 14 percent due to continued weak loan demand and a strategy to exit client relationships that did not meet the desired risk/return profile for the capital invested. See also the "Impact of FIN 46R" schedules included in the Consolidated Financial Highlights for details regarding the income statement line items impacted by the consolidation of Market Street Funding Corporation ("Market Street") which is reflected in this business segment.



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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 5



         Earnings from PNC Real Estate Finance totaled $28 million for the fourth quarter of 2003 compared with $34 million for the third quarter of 2003 and $23 million for the fourth quarter of 2002. Fourth quarter 2003 earnings declined compared with the third quarter of 2003 as the third quarter included a reduction of the valuation allowance related to the liquidation of the institutional loans held for sale. Earnings for the fourth quarter of 2003 improved compared with the prior year quarter as the 2002 fourth quarter included an increase to the valuation allowance related to the liquidation of the institutional loans held for sale. PNC Real Estate Finance earned $102 million in 2003 compared with $90 million a year ago. This increase was primarily due to higher gains on commercial mortgage loan sales in 2003 that more than offset the impact of lower taxable-equivalent net interest income. See also the "Impact of FIN 46R" schedules included in the Consolidated Financial Highlights for details regarding the income statement line items impacted by the consolidation of certain affordable housing investments which is reflected in this business segment.

         PNC Business Credit earnings totaled $5 million for the fourth quarter of 2003 compared with $6 million for the third quarter of 2003 and $28 million for the fourth quarter of 2002. Earnings for the fourth quarter of 2003 declined compared with the third quarter of 2003 as the impact of higher gains from asset sales was more than offset by a higher provision for credit losses and higher noninterest expense in the fourth quarter of 2003. Earnings for the fourth quarter of 2002 reflected the benefit of a reduction in the provision for credit losses resulting from enhancements and refinements to the reserve methodology implemented in that quarter. Full year 2003 earnings from PNC Business Credit totaled $31 million compared with $40 million for 2002. Earnings declined in 2003 compared with the prior year primarily due to a $17 million increase in the provision for credit losses in 2003 attributable to additions to required reserves against a single loan to a wholesale goods/retail customer.

PNC ADVISORS

Earnings from PNC Advisors totaled $16 million for the fourth quarter of 2003 compared with $20 million for the third quarter of 2003 and $13 million for the fourth quarter of 2002. Earnings declined in the fourth quarter of 2003 compared with the third quarter of 2003 as higher fee income driven by improved equity markets and increased brokerage activity was more than offset by the impact of lower trading and underwriting income and higher noninterest expense. Noninterest expense in the fourth quarter of 2003 included a $5 million charge related to certain employment contracts. Earnings for the fourth quarter of 2002 included a $10 million charge related to an arbitration ruling. PNC Advisors earnings totaled $72 million for 2003 compared with $97 million for the prior year. The earnings decline compared with the prior year reflected lower fee income due to client attrition, reduced brokerage activity and lower taxable-equivalent net interest income resulting from lower average loan balances and the level of interest rates in 2003.

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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 6


ASSET MANAGEMENT AND PROCESSING BUSINESSES
BLACKROCK

BlackRock's earnings totaled $41 million for the fourth quarter of 2003, $40 million for the third quarter of 2003 and $34 million for the fourth quarter of 2002. Higher earnings for the fourth quarter of 2003 compared with the third quarter of 2003 and the fourth quarter of 2002 reflected increases in separate account assets under management, closed-end fund launches and increased BlackRock Solutions(TM) assignments, partially offset by higher operating and fund administration and servicing costs. BlackRock has incurred or reserved approximately $4 million to cover the currently estimated aggregate costs in connection with industry-wide investigations of mutual fund matters. Earnings from BlackRock for full year 2003 were $155 million compared with $133 million in 2002. Earnings increased for 2003 compared with the prior year as higher revenue, driven by an increase in assets under management and BlackRock Solutions(TM) assignments, and higher investment income more than offset increases in marketing and other operating expenses. BlackRock is approximately 70 percent owned by PNC and is consolidated into PNC's financial statements. Accordingly, approximately 30 percent of BlackRock's earnings are recognized as minority interest expense in the Corporation's consolidated income statement and are included in the "Other" category in the Business Earnings (Loss) table in the Consolidated Financial Highlights.

PFPC

Earnings from PFPC totaled $18 million for the fourth quarter of 2003 compared with $16 million for the third quarter of 2003 and $8 million for the fourth quarter of 2002. Increased earnings for fourth quarter 2003 compared with the third quarter of 2003 reflected the impact of higher fund servicing revenue and lower debt financing costs that more than offset higher operating expenses. Results for the fourth quarter of 2002 included a $6 million write-off of an equity investment. PFPC earned $61 million for full year 2003 compared with $65 million for 2002. PFPC's 2002 results included the benefit of a $19 million reduction in reserves that were originally established in 2001 largely related to a previously reported plan to consolidate selected facilities and the benefit of $13 million of fees related to the renegotiation of a client contract. Apart from these items, improved operating results in 2003 compared with 2002 reflected a decline in operating expenses, primarily due to benefits from efficiency initiatives exceeding $50 million and a decrease of approximately $31 million of expenses related to the retirement services unit that was sold effective June 30, 2003. In addition, results for 2003 were favorably impacted by a $19 million decrease in debt financing costs due to debt refinancing with PNC at more favorable current rates. The effect of these factors was partially offset by lower fund servicing revenue, partly due to the impact of competitive market conditions on pricing, and costs incurred to support net new business in 2003.



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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 7


"OTHER"

The "Other" category includes differences between business performance reporting and financial statement reporting, equity management activities, minority interest in income of BlackRock, residual asset and liability management activities and corporate overhead. A net loss of $25 million was reported in "Other" for the fourth quarter of 2003 compared with a net loss of $8 million for the third quarter of 2003 and a net loss of $11 million for the fourth quarter of 2002. The larger loss in the fourth quarter of 2003 compared with the third quarter of 2003 primarily resulted from a contribution to the Corporation's charitable foundation. In the fourth quarter of 2002, the impact of a similar contribution was more than offset by lower incentive compensation and other corporate expenses in that period. For full year 2003, "Other" reflected a net loss of $167 million compared with a net loss of $63 million in 2002. Expenses totaling $120 million, or $87 million after taxes, recognized in connection with the DOJ agreement and related legal and consulting costs, were included in the results of "Other" for 2003. "Other" for 2003 also included a charge of $23 million, or $15 million after taxes, related to leased facilities.

IMPACT OF THE ADOPTION OF DIG B36

Regional Community Banking's business includes the sale of various annuity products, on which it realizes commission income. In connection with certain of these transactions, a separate PNC insurance subsidiary has entered into modified coinsurance agreements with various insurance carriers to reinsure 50 percent of a portion of these annuity obligations. These reinsurance agreements currently cover approximately 50,000 annuity contracts, with PNC's share of policyholder account value aggregating $1.2 billion. As part of these agreements, PNC receives a return on a portfolio of assets held by the insurance carriers.

         Effective October 1, 2003, as required by the FASB, the Corporation adopted the provisions of Derivatives Implementation Group Statement 133 Implementation Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments" ("DIG B36"), which affects the accounting for these coinsurance agreements. DIG B36 clarifies Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), by requiring separate accounting for the impact of certain risks embedded in modified coinsurance agreements as derivatives under SFAS 133.

         The initial adoption of the provisions of DIG B36 to existing coinsurance agreements as of October 1, 2003 was reported in PNC's Consolidated Statement of Income as the cumulative effect of an accounting change and reduced both fourth quarter and full year 2003 net income by $28 million, or $.10 per diluted share. Subsequent to its initial adoption, the application of DIG B36 increased other noninterest income by $8 million for fourth quarter and full year 2003.

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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 8


IMPACT OF THE ADOPTION OF FIN 46R

As previously reported, the Corporation elected to early adopt the provisions of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") effective July 1, 2003. Note 2 Variable Interest Entities included in PNC's Quarterly Report on Form 10-Q for the three months ended September 30, 2003 provided information regarding the Corporation's adoption of FIN 46, including descriptions of the Corporation's variable interest entities.

         In late December 2003, the Financial Accounting Standards Board issued FIN 46R. This revision clarified and/or modified certain provisions of FIN 46 and exempted certain entities from the original requirements of FIN 46. Application of the revised rules resulted in the determination that the Corporation was not the primary beneficiary of certain variable interest entities. In accordance with the transition provisions of FIN 46R, the Corporation has deconsolidated the following variable interest entities, effective July 1, 2003, that had been previously consolidated under the provisions of FIN 46: six collateralized debt obligation funds, for which BlackRock acts as collateral manager, and a number of private investment funds organized as limited partnerships managed by the Hawthorn division of PNC Advisors. As a result, the financial information for the third quarter of 2003 contained in this news release has been adjusted to reflect these changes as permitted by FIN 46R. The Market Street commercial paper conduit and certain affordable housing investments previously consolidated in the third quarter of 2003 remained consolidated as of and for the quarter ended December 31, 2003.

         In addition, based on guidance included in FIN 46R, the Corporation deconsolidated the assets and liabilities of PNC Institutional Capital Trust A, Trust B, Trust C and Trust D (the "Trusts") effective December 31, 2003. The PNC Institutional Capital Trust D issued $300 million of capital securities in December 2003. The deconsolidation of the Trusts removed $1.148 billion of Mandatorily Redeemable Capital Securities issued by these Trusts while adding $1.184 billion of junior subordinated debentures and $36 million of other assets to the Consolidated Balance Sheet at December 31, 2003. The assets represent the Corporation's ownership of common stock issued by the Trusts. These debentures were previously issued by the Corporation or its principal bank subsidiary, PNC Bank, N.A., and were purchased and are held as assets by the Trusts.

         The "Impact of FIN 46R" schedules included in the Consolidated Financial Highlights include consolidating balance sheet information as of September 30, 2003 and December 31, 2003 and consolidating income statement information for the third and fourth quarters of 2003 and for full year 2003 that provide details of the line items and selected ratios impacted by the consolidation of variable interest entities in which PNC is the primary beneficiary. The consolidation of these entities resulted in increases in total assets and liabilities of $2.6 billion and $2.4 billion, respectively, and decreased regulatory capital ratios at December 31, 2003. The consolidation also reduced the net interest margin and impacted several

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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 9


income statement line items significantly, but had no impact on consolidated net income for the third or fourth quarters of 2003 or for the full year 2003.

CONSOLIDATED REVENUE REVIEW

Total revenue represents the sum of taxable-equivalent net interest income and noninterest income. Total revenue was $1.349 billion for the fourth quarter of 2003, an increase of $35 million compared with the third quarter of 2003 and an increase of $56 million compared with the fourth quarter of 2002. Total revenue for the fourth quarter of 2003 and the third quarter of 2003 included $9 million and $8 million, respectively, related to the adoption of FIN 46R. For full year 2003, total revenue was $5.263 billion, a decrease of $144 million compared with the prior year.

NET INTEREST INCOME

Taxable-equivalent net interest income totaled $488 million and the net interest margin was 3.38 percent for the fourth quarter of 2003 compared with $489 million and 3.44 percent, respectively, for the third quarter of 2003. Taxable-equivalent net interest income was $527 million and the net interest margin was 3.87 percent for the fourth quarter of 2002.

         Taxable-equivalent net interest income was $2.006 billion and the net interest margin was 3.64 percent for full year 2003, a decline of $204 million and 35 basis points compared with the prior year. The low interest rate environment, prepayments in the residential mortgage loan portfolio and the sales and maturities of securities that were replaced at lower yields resulted in a decline in taxable-equivalent net interest compared with 2002. In addition, PNC's adoption effective July 1, 2003, of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"), negatively impacted 2003 taxable-equivalent net interest income by $29 million and the net interest margin by 5 basis points. As required by SFAS 150, the Corporation's mandatorily redeemable capital securities of subsidiary trusts (trust preferred securities) totaling $848 million were reclassified in the third quarter of 2003 from between the liabilities and shareholders' equity sections of the Consolidated Balance Sheet to borrowed funds. The dividends paid on these financial instruments, previously classified as noninterest expense, were recharacterized as interest expense. Reclassification of prior period amounts was not permitted under SFAS 150. Effective December 31, 2003, the Trusts that issued trust preferred securities were deconsolidated based on guidance provided by FIN 46R - see "Impact of the Adoption of FIN 46R" above for additional information.

         Also, the consolidation of variable interest entities due to the adoption of FIN 46R increased full year 2003 taxable-equivalent net interest income by $3 million and average interest-earning assets by $1.2 billion. These changes negatively impacted the full year 2003 net interest margin by 7 basis points.






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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
Earnings - Page 10


NONINTEREST INCOME

Noninterest income totaled $861 million and represented 64 percent of total revenue for the fourth quarter of 2003 compared with $825 million and 63 percent, respectively, for the third quarter of 2003. Noninterest income was $766 million and represented 59 percent of total revenue for the fourth quarter of 2002. Noninterest income included $8 million and $6 million in the fourth and third quarters of 2003, respectively, related to the adoption of FIN 46R.

         The following table highlights changes in specific items contained within consolidated noninterest income:

                                                                  Fourth quarter     Third quarter  Fourth quarter
In millions                                                                  2003             2003            2002
-------------------------------------------------------------------------------------------------------------------
Adoption of FIN 46R (a)                                                        $8               $6
Net securities gains                                                           15               19              $1
Gains on loans held for sale, net of valuation adjustments (b)                 16               23              52
Net gains on sales of commercial mortgages (b)                                 14               15              12
Gains on sales of education loans (c)                                           8                4              10
NBOC put option valuation income (c)                                                             1               9
PFPC retirement services (d)                                                    1                2               6
Equity management losses                                                                        (4)           (14)
All other                                                                     799              759             690
                                                                 --------------------------------------------------
     Noninterest income                                                      $861             $825            $766
                                                                 --------------------------------------------------

(a) Included in "Corporate services", and "Investments held by certain variable interest entities" in the Consolidated Statement of Income.
(b) Included in "Corporate services" in the Consolidated Statement of Income.
(c) Included in "Other" noninterest income in the Consolidated Statement of Income.
(d) Included in "Fund Servicing" and "Other" noninterest income in the Consolidated Statement of Income. PFPC sold this business effective June 30, 2003.

         All other noninterest income for the fourth quarter of 2003 increased $40 million compared with the third quarter of 2003. The increase was primarily due to higher asset management and fund servicing fees, driven by growth in assets managed and serviced and improved equity markets, and higher other noninterest income that included gains on sales of assets. All other noninterest income for the fourth quarter of 2003 increased $109 million compared with the fourth quarter of 2002. The increase was driven by higher asset management fees, higher corporate services and trading income, and higher gains on sales of assets.

        Noninterest income totaled $3.257 billion for full year 2003 compared with $3.197 billion for 2002, an increase of $60 million.

CONSOLIDATED EXPENSES REVIEW

Noninterest expense totaled $858 million and the efficiency ratio was 66 percent for the fourth quarter of 2003 compared with $827 million and 63 percent, respectively, for the third quarter of 2003. Noninterest expense included $17 million and $19 million in the fourth and third quarters of 2003, respectively, related to the adoption of FIN 46R. Noninterest expense totaled $791 million and the efficiency ratio was 63 percent for the fourth quarter of 2002. The following table highlights changes in specific items contained within consolidated noninterest expense:

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The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003
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

                                                                        Fourth quarter  Third quarter  Fourth quarter
In millions                                                                     2003           2003            2002
--------------------------------------------------------------------------------------------------------------------
Adoption of FIN 46R (a)                                                          $17            $19
PNC Advisors employment contracts charge                                           5
Distributions on capital securities (trust preferred securities)                                                $14
PFPC retirement services (b)                                                       1              1              10
Legal and consulting fees related to regulatory compliance and
   certain legal proceedings  (a)                                                  1              1              10
PNC Foundation contribution (a)                                                   12              1              13
Washington Mutual litigation settlement (a)                                                                    (15)
Net litigation costs - PNC Advisors (a)                                                                          10
Vehicle leasing settlement (a)                                                  (25)
PFPC equity investment write-off (a)                                                                              6
All other                                                                        847            805             743
                                                                       ---------------------------------------------
    Noninterest expense                                                         $858           $827            $791
                                                                       ---------------------------------------------

(a) Included in "Other" noninterest expense in the Consolidated Statement of Income.
(b) Included in "Staff expense", "Net occupancy", "Equipment" and "Other" noninterest expense in the Consolidated Statement of Income. PFPC sold this business effective June 30, 2003.

         All other noninterest expense for the fourth quarter of 2003 increased $42 million compared with the third quarter of 2003 primarily due to higher sales-based incentive compensation and increased benefit costs and other noninterest expense that more than offset a $5 million greater benefit from efficiency initiatives in the fourth quarter 2003. All other noninterest expense for the fourth quarter of 2003 increased $104 million compared with the fourth quarter of 2002 as higher pension, stock option, sales-based incentive compensation and marketing expenses and the impact of continued investments in PNC's businesses more than offset a $34 million benefit from the 2003 efficiency initiative.
         Noninterest expense totaled $3.476 billion for full year 2003 compared with $3.227 billion for 2002. Noninterest expense in 2003 included $120 million of DOJ-related expenses, $36 million related to the adoption of FIN 46R and a $25 million benefit from the vehicle leasing settlement. The remaining noninterest expense base increased 4 percent in the year-over-year comparison, including a benefit of $100 million from efficiency initiatives in 2003.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $68.2 billion at December 31, 2003 compared with $68.7 billion at September 30, 2003 and $66.4 billion at December 31, 2002. Total assets at December 31, 2003 and September 30, 2003 included $2.6 billion and $2.9 billion, respectively, due to the adoption of FIN 46R.

         Average interest-earning assets were $57.1 billion for the fourth quarter of 2003 compared with $56.3 billion for the third quarter of 2003 and $53.9 billion for the fourth quarter of 2002. Average interest-earning assets for the fourth quarter and third quarter of 2003 included $2.3 billion and $2.4 billion, respectively, due to the adoption of FIN 46R. Average interest-earning assets were $55.2 billion for 2003 compared with $55.3 billion for 2002. Average interest-earning assets for 2003 included $1.2 billion related to the adoption of FIN 46R.
                                     -more-

The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003 Earnings - Page 12


         Average total loans of $34.4 billion for the fourth quarter of 2003 were essentially flat compared with the third quarter of 2003 and declined $1.1 billion compared with the fourth quarter of 2002. Average total loans were $34.7 billion in 2003, down $2.4 billion, or 7 percent, from 2002. The impact of prepayments of residential mortgages, continued weak commercial loan demand coupled with strategic commercial loan downsizing and the run-off of vehicle leases, partially offset by an increase in home equity loans, resulted in the declines compared with full year 2002.

         Average total deposits were $44.9 billion for the fourth quarter of 2003 compared with $44.6 billion for the third quarter of 2003 and $44.1 billion for the fourth quarter of 2002. Average total deposits represented 65 percent of total sources of funds for the fourth quarter of 2003, 65 percent for the third quarter of 2003 and 67 percent for the fourth quarter of 2002. Average aggregate interest-bearing demand, money market and demand and other non-interest bearing deposits were $33.8 billion for the fourth quarter of 2003, $33.5 billion for the third quarter of 2003, and $31.6 billion for the fourth quarter of 2002. The increases compared with the prior quarterly periods reflected ongoing client acquisition and retention efforts.

         Average total deposits were $44.5 billion in 2003 compared with $44.1 billion for 2002 and represented 66 percent of total sources of funds for each year. Average aggregate interest-bearing demand, money market and demand and other non-interest bearing deposits grew 7 percent to $33.0 billion for 2003 compared with $30.8 billion for 2002.

         Average borrowed funds were $12.4 billion for the fourth quarter of 2003 compared with $12.1 billion for the third quarter of 2003 and $9.0 billion for the fourth quarter of 2002. Average borrowed funds for the fourth quarter and third quarter of 2003 included $2.5 billion and $2.6 billion, respectively, related to the adoption of FIN 46R. Average borrowed funds for the fourth quarter and third quarter of 2003 also included $881 million and $848 million, respectively, due to the adoption of SFAS 150. Average borrowed funds were $10.5 billion for 2003 compared with $10.7 billion for 2002. Average borrowed funds for 2003 included $1.3 billion and $.4 billion related to the impact of the adoption of FIN 46R and SFAS 150, respectively.

         In addition to the issuance in December 2003 of the $300 million of Capital Trust D capital securities, in November 2003 the Corporation issued $600 million of 5.25% Subordinated Notes due November 2015.

         Shareholders' equity totaled $6.6 billion at December 31, 2003, $6.6 billion at September 30, 2003 and $6.9 billion at December 31, 2002. The regulatory capital ratios at December 31, 2003 are estimated to be 8.2 percent for Leverage, 9.5 percent for Tier 1 and 13.7 percent for Total Risk-based Capital. The Consolidated Financial Highlights provide details regarding the impact of FIN 46R on these ratios.

         Common shares outstanding at December 31, 2003 were 276.8 million. PNC's current stock repurchase program permits the purchase of up to 35 million shares of common stock through February 29,

                                     -more-

The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003 Earnings - Page 13

2004. Under this program, PNC purchased 1.1 million common shares during the fourth quarter of 2003 at a total cost of $56 million. For full year 2003, 10.8 million shares have been purchased at a total cost of $508 million. The extent and timing of share repurchases during the remainder of the program will depend on a number of factors including, among others, market and general economic conditions, regulatory capital considerations, alternative uses of capital and the potential impact on PNC's credit rating. A total of 11.1 million common shares have been repurchased under this program from inception through December 31, 2003.

ASSET QUALITY REVIEW

Overall asset quality improved significantly during 2003. At December 31, 2003, nonperforming assets totaled $328 million compared with $396 million at September 30, 2003 and $418 million at December 31, 2002. The reduction in nonperforming assets at December 31, 2003 compared with September 30, 2003, reflected a $73 million decrease in commercial nonaccrual loans while the decline from December 31, 2002 was primarily due to a $70 million reduction in nonperforming loans held for sale. These decreases more than offset higher nonaccrual residential mortgage loans in both comparisons. During the fourth quarter of 2003, management accelerated the timeframe for recognizing delinquent, well-secured residential mortgage loans as nonperforming, which resulted in the classification of an additional $15 million of these loans as nonperforming at December 31, 2003. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .92 percent at December 31, 2003 compared with 1.10 percent at September 30, 2003 and 1.13 percent at December 31, 2002.

         Nonperforming loans were $266 million at December 31, 2003 compared with $324 million at September 30, 2003 and $309 million at December 31, 2002. The ratio of nonperforming loans to total loans was .78 percent at December 31, 2003, .94 percent at September 30, 2003, and .87 percent at December 31, 2002.

         At December 31, 2003, nonperforming loans held for sale totaled $27 million compared with $35 million at September 30, 2003 and $97 million at December 31, 2002. The decline in nonperforming loans held for sale at December 31, 2003 compared with December 31, 2002 reflected both reductions in principal balances and sales of nonperforming loans during 2003. Nonperforming loans held for sale are carried at lower of cost or market value and represented 8 percent, 9 percent and 23 percent of total nonperforming assets at December 31, 2003, September 30, 2003 and December 31, 2002, respectively.

         Foreclosed and other assets totaled $35 million at December 31, 2003 compared with $37 million at September 30, 2003 and $12 million at December 31, 2002. The balance at December 31, 2003 and September 30, 2003 included the Corporation's repossession of collateral during the second quarter of 2003 related to a single airline industry credit.

                                     -more-

The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003 Earnings - Page 14


         The provision for credit losses was $34 million for the fourth quarter of 2003 compared with $50 million for the third quarter of 2003 and $65 million for the fourth quarter of 2002. The decrease in the fourth quarter 2003 provision compared with the third quarter 2003 was due to an improvement in the credit quality of the loan portfolio that reflected a decline in nonperforming loans and a reduction in the level of performing problem credits. The provision for credit losses for the fourth quarter of 2002 included an addition to reserves established primarily for a single airline industry credit. The provision for credit losses was $177 million for full year 2003 and $309 million for the prior year. The decline in the provision for credit losses compared with the prior year was primarily due to the overall improvement in the credit quality of the loan portfolio during 2003.

         The allowance for credit losses was $632 million at December 31, 2003, and represented 1.85 percent of total loans and 238 percent of nonperforming loans. The comparable amounts and ratios were $648 million, 1.88 percent and 200 percent, respectively, at September 30, 2003 and $673 million, 1.90 percent and 218 percent, respectively, at December 31, 2002. The allowance for unfunded loan commitments and letters of credit was $90 million at December 31, 2003 compared with $89 million at September 30, 2003 and $84 million at December 31, 2002.

         Net charge-offs were $49 million or .57 percent of average loans for the fourth quarter of 2003. Net charge-offs were $63 million or .73 percent of average loans for the third quarter of 2003 and were $35 million, or .39 percent of average loans, for the fourth quarter of 2002. Net charge-offs were $211 million or .61 percent of average loans for full year 2003 compared with $223 million, or .60 percent, for 2002. Net charge-offs for full year 2003 included $42 million related to a single PNC Business Credit loan to a wholesale goods/retail customer and $26 million related to a single airline industry credit for which a substantial reserve had been provided at December 31, 2002. Net charge-offs for 2002 included two charge-offs totaling $90 million related to Market Street liquidity facilities.

ASSETS UNDER MANAGEMENT AND ADMINISTRATION
FUND ASSETS AND SHAREHOLDER ACCOUNTS SERVICED

Assets under management were $354 billion at December 31, 2003 compared with $336 billion at September 30, 2003 and $313 billion at December 31, 2002. Growth in fixed income assets managed by BlackRock was the primary factor in the increases from each prior quarter end.

         BlackRock's assets under management were $309 billion at December 31, 2003, $294 billion at September 30, 2003 and $273 billion at December 31, 2002. Growth in assets under management since September 30, 2003 reflected net subscriptions of $11 billion and net market appreciation of $4 billion, while growth since December 31, 2002 was comprised of net subscriptions of $22 billion and net market appreciation of $14 billion.

         Assets under management at PNC Advisors totaled $53 billion at December 31, 2003, $51 billion at September 30, 2003 and $50 billion at December 31, 2002. The increases in assets under management

                                     -more-

The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003 Earnings - Page 15


were due to the impact of improved equity markets that more than offset the impact of net client outflows. Nondiscretionary assets under administration at PNC Advisors totaled $87 billion at December 31, 2003, compared with $86 billion and $82 billion at September 30, 2003 and December 31, 2002, respectively.

         At December 31, 2003, PFPC provided accounting/administration services for $667 billion of pooled investment assets and provided custody services for $401 billion of pooled investment assets. The comparable amounts were $634 billion and $384 billion, respectively, at September 30, 2003 and $510 billion and $336 billion, respectively, at December 31, 2002. Increases in both accounting/administration and custody pooled investment assets at December 31, 2003 compared with the prior periods resulted from new business, asset inflows from existing business and the upward trend in the equity markets during 2003. Total assets serviced by PFPC amounted to $1.6 trillion at December 31, 2003, $1.5 trillion at September 30, 2003 and $1.4 trillion at December 31, 2002.

         PFPC serviced approximately 21 million transfer agency shareholder accounts at both December 31, 2003 and September 30, 2003 and 26 million at December 31, 2002. The decline in transfer agency accounts in 2003 was primarily due to a loss of one large client in the first quarter. Subaccounting shareholder accounts serviced by PFPC totaled 32 million at December 31, 2003, 29 million at September 30, 2003 and 25 million at December 31, 2002. The increase in subaccounting shareholder accounts serviced during 2003 resulted from net new business and growth in existing client accounts.

UNITED NATIONAL BANCORP ACQUISITION

On January 1, 2004, the Corporation completed its acquisition of United National Bancorp for $681 million in cash and stock. United National shareholders received an aggregate of $321 million in cash and 6.6 million shares of common stock valued at $360 million.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer, James E. Rohr, and PNC Vice Chairman and Chief Financial Officer, William S. Demchak, will hold a conference call for investors at 10:00 a.m. (eastern time) today regarding the topics addressed in this release and the related financial supplement. Investors should call 5-10 minutes before the start of the conference at 800-990-2718 (domestic) and 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) and 706-645-9291 (international); enter conference ID: 4731757.

         In addition, internet access to the call (listen-only) and to PNC's fourth quarter and full year 2003 earnings release and supplementary financial information will be available on PNC's website at www.pnc.com under "For Investors." PNC's fourth quarter and full year 2003 earnings release and the related financial supplement, which includes significant financial information that will be discussed on the
                                     -more-

The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003 Earnings - Page 16


conference call, will be available on PNC's website prior to the beginning of the conference call. A replay of the webcast will be available on PNC's website for thirty days.

         The conference call may include a discussion of non-GAAP financial measures, which is qualified by GAAP reconciliation information included in this news release or otherwise available on PNC's website under "For Investors." The conference call may include forward-looking information which, along with the supplementary financial information and this news release, is subject to the cautionary statement that follows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains, and other statements that the Corporation may make may contain, forward-looking statements with respect to the Corporation's outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Corporation's business operations or performance. Forward-looking statements are typically identified by words or phrases such as "believe," "feel," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "position," "target," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outcome," "continue," "remain," "maintain," "seek," "strive," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may," or similar expressions. The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Corporation assumes no duty and does not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements and future results could differ materially from historical performance.

       In addition to factors previously disclosed in PNC's SEC reports and those discussed elsewhere in this news release, forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those anticipated in forward-looking statements or from historical performance:

(1) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, money supply or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of credit losses; (b) the extent of funding of unfunded loan commitments and letters of credit; (c) allowances for credit losses and unfunded loan commitments and letters of credit; (d) demand for credit or fee-based products and services; (e) net interest income; (f) value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet and off-balance sheet assets; or (g) the availability and terms of funding necessary to meet PNC's liquidity needs;

(2) the impact of legal and regulatory developments (including (a) the resolution of legal proceedings or regulatory and other governmental inquiries;
(b) increased litigation risk from recent regulatory and other governmental developments; (c) the regulatory examination process, PNC's failure to satisfy the requirements of agreements with governmental agencies, and regulators' future use of supervisory and enforcement tools; and (d) legislative and regulatory reforms and changes in accounting policies and principles), with the impact of any such developments possibly affecting the ability of PNC to operate its businesses, PNC's financial condition or results of operations, or PNC's reputation, which in turn could have an impact on such matters as business generation and retention, the ability to attract and retain management, liquidity and funding;

(3) the impact of changes in the nature or extent of competition;

(4) the introduction, withdrawal, success and timing of business initiatives and strategies;

(5) customer acceptance of PNC's products and services and their borrowing, repayment, investment and deposit practices;

                                     -more-

The PNC Financial Services Group, Inc. Reports Fourth Quarter and Full Year 2003 Earnings - Page 17


(6) the impact of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults that could affect, among other things, credit and asset quality risk and the provision for credit losses;

(7) the ability to identify and effectively manage risks inherent in PNC's business;

(8) how PNC chooses to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in PNC businesses;

(9) the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others;

(10) the timing and pricing of any sales of loans or other financial assets held for sale;

(11) the ability of PNC to obtain desirable levels of insurance and whether or not insurance coverage for claims by PNC is denied;

(12) relative and absolute investment performance of assets under management;
and

(13) the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or PNC specifically.

In addition, PNC's forward-looking statements are also subject to risks and uncertainties related to the United National Bancorp acquisition and the expected consequences of the integration of its business into that of PNC, including the following: (a) the integration of United National's business and operations into PNC, which will include conversion of UnitedTrust Bank's different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to PNC's businesses, including those acquired in the acquisition; (b) the anticipated cost savings of the acquisition may take longer than expected to be realized, may not be achieved, or may not be achieved in their entirety; and (c) the anticipated benefits to PNC are dependent in part on the performance of United National's business in the future, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to the performance of PNC's and United National's business (with respect to United National, see United National's SEC reports, also accessible on the SEC's website) or due to factors related to the acquisition of United National and the process of integrating it into PNC. Any future mergers, acquisitions, restructurings, divestitures or related transactions will also be subject to similar risks and uncertainties related to the ability to realize expected cost savings or revenue enhancements or to implement integration plans.

       The Corporation's SEC reports, accessible on the SEC's website at www.sec.gov and on PNC's website at www.pnc.com, contain additional information about the foregoing risks and uncertainties and identify additional factors that could affect the results anticipated in forward-looking statements or from historical performance.

         The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation's largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

                           [TABULAR MATERIAL FOLLOWS]

                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                  Page 18


                                                                           For the quarter ended
                                                         -------------------------------------------------------------
Dollars in millions, except per share data                     December 31          September 30          December 31
Unaudited                                                             2003                  2003                 2002
----------------------------------------------------------------------------------------------------------------------
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)                    $488                  $489                 $527
Noninterest income                                                     861                   825                  766
                                                         -------------------------------------------------------------
Total revenue                                                       $1,349                $1,314               $1,293
                                                         -------------------------------------------------------------

Income from continuing operations                                     $302                  $281                 $278
Discontinued operations                                                                                           (16)
                                                         -------------------------------------------------------------
Income before cumulative effect of accounting change                   302                   281                  262
Cumulative effect of accounting change                                 (28)
                                                         -------------------------------------------------------------
Net income                                                            $274                  $281                 $262
                                                         -------------------------------------------------------------

Diluted earnings (loss) per common share
Continuing operations                                                $1.08                 $1.00                 $.97
Discontinued operations                                                                                          (.05)
                                                         -------------------------------------------------------------
Before cumulative effect of accounting change                         1.08                  1.00                  .92
Cumulative effect of accounting change                                (.10)
                                                         -------------------------------------------------------------
Net income                                                            $.98                 $1.00                 $.92
                                                         =============================================================

Cash dividends declared per common share                              $.50                  $.48                 $.48
----------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
FROM CONTINUING OPERATIONS
Return on
Average common shareholders' equity                                  18.37 %               17.06  %             16.55 %
Average assets                                                        1.73                  1.63                 1.67
Net interest margin                                                   3.38                  3.44                 3.87
Noninterest income to total revenue (c)                                 64                    63                   59
Efficiency (d)                                                          64                    63                   61
FROM NET INCOME
Return on
Average common shareholders' equity (b)                              16.67  %              17.06  %             15.59 %
Average assets (b)                                                    1.57                  1.63                 1.58
Net interest margin                                                   3.38                  3.44                 3.87
Noninterest income to total revenue (c)                                 62                    63                   59
Efficiency (b)(d)                                                       66                    63                   63
========================================================================================================================




                                                                 For the year ended
                                                        ------------------------------------
Dollars in millions, except per share data                   December 31        December 31
Unaudited                                                           2003               2002
--------------------------------------------------------------------------------------------
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)                $2,006             $2,210
Noninterest income                                                 3,257              3,197
                                                        ------------------------------------
Total revenue                                                     $5,263             $5,407
                                                        ------------------------------------

Income from continuing operations                                 $1,029             $1,200
Discontinued operations                                                                 (16)
                                                        ------------------------------------
Income before cumulative effect of accounting change               1,029              1,184
Cumulative effect of accounting change                               (28)
                                                        ------------------------------------
Net income                                                        $1,001             $1,184
                                                        ------------------------------------

Diluted earnings (loss) per common share
Continuing operations                                              $3.65              $4.20
Discontinued operations                                                                (.05)
                                                        ------------------------------------
Before cumulative effect of accounting change                       3.65               4.15
Cumulative effect of accounting change                              (.10)
                                                        ------------------------------------
Net income                                                         $3.55              $4.15
                                                        ------------------------------------

Cash dividends declared per common share                           $1.94              $1.92
--------------------------------------------------------------------------------------------
SELECTED RATIOS
FROM CONTINUING OPERATIONS
Return on
Average common shareholders' equity                                15.48 %            19.08 %
Average assets                                                      1.53               1.80
Net interest margin                                                 3.64               3.99
Noninterest income to total revenue (c)                               62                 59
Efficiency (d)                                                        66                 60
FROM NET INCOME
Return on
Average common shareholders' equity (b)                            15.06 %            18.83 %
Average assets (b)                                                  1.49               1.78
Net interest margin                                                 3.64               3.99
Noninterest income to total revenue (c)                               62                 59
Efficiency (b)(d)                                                     67                 60
--------------------------------------------------------------------------------------------


Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation. Consolidated financial results for the three months ended September 30, 2003 have been restated to reflect the de-consolidation of certain variable interest entities in accordance with the Financial Accounting Standards Board's Financial Interpretation No. 46 (Revised 2003) ("FIN 46R"). These entities had been consolidated under the Corporation's early adoption of FIN 46 in PNC's consolidated financial statements as of and for the three months ended September 30, 2003.

(a) The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. A reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis follows (in millions):


                                                   For the quarter ended                          For the year ended
                                      -----------------------------------------------------  ------------------------------
                                          December 31       September 30       December 31     December 31     December 31
                                                 2003               2003              2002            2003            2002
                                      ----------------   ----------------   ---------------  --------------   -------------
     Net interest income, GAAP basis             $485               $487              $524          $1,996          $2,197
     Taxable-equivalent adjustment                  3                  2                 3              10              13
                                      ----------------   ----------------   ---------------  --------------   -------------
     Net interest income, taxable-
       equivalent basis                          $488               $489              $527          $2,006          $2,210
                                      ================   ================   ===============  ==============   =============


(b) Ratios as adjusted for the second quarter 2003 DOJ-related expenses are provided in the following table. See "Agreement with Department of Justice" in the Financial Review section of the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. These expenses represent matters which management believes are not indicative of the Corporation's legal and regulatory affairs arising out of the operation of its business in the ordinary course.


                                                                       For the year ended
                                                                        December 31, 2003
                                                                      -------------------
     Return on average common shareholders' equity, GAAP basis                    15.06 %
     Adjustment for DOJ-related expenses                                           1.31
                                                                      -----------------
     Return on average common shareholders' equity, as adjusted                   16.37
                                                                      =================

     Return on average assets, GAAP basis                                          1.49 %
     Adjustment for DOJ-related expenses                                            .13
                                                                      -----------------
     Return on average assets, as adjusted                                         1.62
                                                                      =================

     Efficiency ratio, GAAP basis                                                    67 %
     Adjustment for DOJ-related expenses                                             (3)
                                                                      -----------------
     Efficiency ratio, as adjusted                                                   64
                                                                      =================


(c) Computed as total noninterest income divided by the sum of net interest income and noninterest income. For the year ended December 31, 2002, the ratio previously reported had been computed using taxable-equivalent net interest income. The ratio for that period has been restated to conform to the current period presentation.

(d) The efficiency ratio for all periods presented is computed as noninterest expense divided by the sum of net interest income and noninterest income. For the year ended December 31, 2002, the efficiency ratio previously reported had been computed by excluding amortization expense and distributions on capital securities from the calculation and had used taxable-equivalent net interest income. The efficiency ratio for that period has been restated to conform to the current period presentation.


                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                  Page 19




                                                               Fourth Quarter 2003                Third Quarter 2003
                                                           -------------------------------  -----------------------------

                                                                                    Fully                          Fully
                                                                                  diluted                        diluted
Dollars in millions, except per share data                   Pretax        Net   earnings    Pretax       Net   earnings
Unaudited                                                    Impact     Income  per share    Impact    Income  per share
                                                         ---------------------------------  -----------------------------
RECONCILIATION OF QUARTERLY
GAAP EARNINGS TO NORMALIZED
EARNINGS (a)

Quarterly results as reported on a GAAP basis                             $274       $.98                $281      $1.00
Normalization adjustments:
    Loss from discontinued operations
    Cumulative effect of accounting change (b)                              28        .10
                                                                    ----------------------          ---------------------
             Reported results excluding above items                        302       1.08                 281       1.00
    Legal and consulting fees related to regulatory
     compliance and certain legal proceedings (c)                $1                              $1
   Gains on loans held for sale, net of valuation
     adjustments (d)                                            (16)       (10)                 (23)      (15)
   Vehicle leasing settlement (e)                               (25)       (16)
   Equity management losses (f)                                                                   4         3
   Net securities gains (h)                                                                      (4)       (3)
   Net litigation costs - PNC Advisors (i)
   Litigation settlement - Washington Mutual (j)
--------------------------------------------------------------------------------------------------------------------------
       Total other normalization adjustments                               (26)      (.09)                (15)      (.05)
--------------------------------------------------------------------------------------------------------------------------
Quarterly results as adjusted to reflect normalized
  earnings                                                                $276      $ .99                $266      $ .95
==========================================================================================================================




                                                              Fourth Quarter 2002
                                                          ----------------------------

                                                                                Fully
                                                                              diluted
Dollars in millions, except per share data                 Pretax       Net  earnings
Unaudited                                                  Impact    Income per share
                                                         -----------------------------
RECONCILIATION OF QUARTERLY
GAAP EARNINGS TO NORMALIZED
EARNINGS (A)

Quarterly results as reported on a GAAP basis                          $262     $ .92
Normalization adjustments:
    Loss from discontinued operations                                    16       .05
    Cumulative effect of accounting change (b)
                                                                  --------------------
             Reported results excluding above items                     278       .97
    Legal and consulting fees related to regulatory
     compliance and certain legal proceedings (c)             $10         6
   Gains on loans held for sale, net of valuation
     adjustments (d)                                          (52)      (34)
   Vehicle leasing settlement (e)
   Equity management losses (f)                                14         9
   Net securities gains (h)
   Net litigation costs - PNC Advisors (i)                     10         6
   Litigation settlement - Washington Mutual (j)              (15)      (10)
--------------------------------------------------------------------------------------
       Total other normalization adjustments                            (23)     (.08)
--------------------------------------------------------------------------------------
Quarterly results as adjusted to reflect normalized
  earnings                                                             $255     $ .89
======================================================================================




                                                                          2003                           2002
                                                           -------------------------------  -----------------------------

                                                                                    Fully                          Fully
                                                                                  diluted                        diluted
Dollars in millions, except per share data                   Pretax        Net   earnings    Pretax       Net   earnings
Unaudited                                                    Impact     Income  per share    Impact    Income  per share
                                                           -------------------------------  -----------------------------
RECONCILIATION OF ANNUAL
GAAP EARNINGS TO NORMALIZED
EARNINGS (a)

Annual results as reported on a GAAP basis                              $1,001      $3.55              $1,184      $4.15
Normalization adjustments:
   Costs incurred under Department of Justice
     ("DOJ") agreement (k)                                     $120         87        .31
   Cumulative effect of accounting change (b)                               28        .10
   Loss from discontinued operations                                                                       16        .05
                                                           --------------------------------------------------------------
             Reported results excluding above items                      1,116       3.96               1,200       4.20
   Liquidation of PAGIC entities (l)
     Net securities gains (h)                                   (25)       (16)
     Liquidation costs                                           29         19
                                                           --------------------
       Liquidation of PAGIC entities, net                         4          3
   Vehicle leasing settlement (e)                               (25)       (16)
   Legal and consulting fees related to regulatory
     compliance and certain legal proceedings (c)                 4          3                  $30        19
   Facilities charge (l)                                         23         15
   Gains on loans held for sale, net of valuation
     adjustments (d)                                            (69)       (45)                (147)      (95)
   Equity management losses (f)                                  25         16                   51        33
   Net securities gains (h)                                     (31)       (21)                 (54)      (35)
   Additional provision for credit losses (g)                                                    90        59
   PFPC restructuring reserve reduction (m)                                                      (19)      (11)
   Net litigation costs - PNC Advisors (i)                                                       10         6
-------------------------------------------------------------------------------------------------------------------------
       Total other normalization adjustments                               (45)      (.16)                (24)      (.08)
-------------------------------------------------------------------------------------------------------------------------
Annual results as adjusted to reflect normalized earnings               $1,071     $ 3.80              $1,176     $ 4.12
=========================================================================================================================


See explanatory notes to these reconciliations of quarterly and annual GAAP earnings to normalized earnings on pages 20 and 21.

                                     -more-

     CONSOLIDATED FINANCIAL HIGHLIGHTS

     The PNC Financial Services Group, Inc.                             Page 20

     Explanatory notes to reconciliations of quarterly and annual GAAP earnings to normalized earnings:

(a) This reconciliation is provided so that users of the Corporation's financial information (shareholders, investor analysts, regulators and others) have a basis for comparison of the Corporation's results for the periods presented that supplements results as reported in accordance with generally accepted accounting principles ("GAAP"). Management believes that this additional information is useful and relevant as it identifies and summarizes the impact of significant items included in reported GAAP earnings that management believes are not a reflection of the Corporation's core operating performance for the periods presented.

(b) Represents the Corporation's adoption, effective October 1, 2003, of Derivatives Implementation Group Statement 133 Implementation Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments." The impact of the adoption of DIG B36 was required to be reported as the cumulative effect of a change in accounting principle. Accordingly, this amount has been removed from the computation of normalized earnings.

(c) These expenses represent matters not arising out of the operation of the Corporation's business in the ordinary course. Therefore, management believes these expenses are not indicative of the Corporation's legal and regulatory affairs related to its business operations and has removed such expenses from the computation of normalized earnings.

(d) The Corporation has realized gains, net of valuation adjustments, on disposition of loans designated as held for sale as part of its institutional lending repositioning initiative. These assets and underlying customer relationships are not included in the Corporation's ongoing business strategy for Wholesale Banking. Accordingly, these amounts have been removed from the computation of normalized earnings.

(e) In the fourth quarter of 2001, PNC incurred a pretax charge of $135 million for costs to exit the vehicle leasing business and additions to reserves related to insured residual value exposures in that business. During the fourth quarter of 2003, the Corporation reached a $25 million settlement with insurance carriers regarding certain residual value claims for which a reserve had been provided in 2001. Management believes this settlement is not indicative of ongoing business operations and, therefore, the amount has been removed from the computation of normalized earnings.

(f) Private equity investment activities have been conducted at a more moderate pace than in prior years and emphasis is being placed on the management of capital for other investors, for which the Corporation generates fee income. Fair value adjustments on the existing portfolio of investments are not managed outcomes from these activities. Accordingly, valuation losses have been removed from the computation of normalized earnings.

(g) Additional provision amounts were principally related to Market Street Funding Corporation exposures in the first and third quarters of 2002. Management believes that these exposures were not indicative of the Corporation's ongoing credit risk. Accordingly, the additional provision recognized in connection with these items has been removed from the computation of normalized earnings.

(h) Certain net gains or losses from the disposition of securities designated as available for sale are a recurring component of the Corporation's balance sheet and interest rate risk management process. Based on the current portfolio and interest rate environment, management believes that net securities gains in excess of $15 million on a quarterly basis may not be sustainable, indicative of future performance, or reflect the Corporation's business strategy. Accordingly, this excess amount has been removed from the computation of normalized earnings.

     Total net securities gains were $15 million for the fourth quarter of 2003 (consisting of $16 million in Regional Community Banking and $(1) million in BlackRock). Total net securities gains were $19 million for the third quarter of 2003 (consisting of $17 million in Regional Community Banking and $1 million each in BlackRock and "Other"). Total net securities gains were $1 million for the fourth quarter of 2002 (consisting of $(2) million for BlackRock and $3 million in "Other").


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


     CONSOLIDATED FINANCIAL HIGHLIGHTS

     The PNC Financial Services Group, Inc.                             Page 21

     Explanatory notes to reconciliations of quarterly and annual GAAP earnings to normalized earnings (continued):

     Total net securities gains were $116 million for full year 2003 (consisting of $93 million in Regional Community Banking; $25 million in Corporate Banking; $2 million in BlackRock and $(4) million in "Other"). Total net securities gains were $89 million for 2002 (consisting of $84 million in Regional Community Banking and $5 million in "Other").

(i) See "PNC Advisors" in the Review of Businesses portion of the Financial Review section of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002 for information regarding this arbitration award cost. Management believes these expenses are not indicative of the Corporation's legal affairs related to its business operations, particularly as the events underlying the claims all occurred prior to PNC's acquisition of the related business. Accordingly, this amount has been removed from the computation of normalized earnings.

(j) In January 2003, the Corporation and Washington Mutual, FA agreed to settlement of all issues in dispute between them in connection with the sale of the Corporation's residential mortgage banking business in January 2001. The net loss on settlement, reported in the Corporation's fourth quarter 2002 results in discontinued operations, was substantially offset by the reversal in the fourth quarter of 2002 of reserves available for this matter. These reserves had been charged to expense in continuing operations during 2002. Management believes the impact of the reversal of these expenses is not indicative of the Corporation's legal affairs related to its business operations. Accordingly, this amount has been removed from the computation of normalized earnings.

(k) See "Agreement with Department of Justice" in the Consolidated Income Statement Review portion of the Financial Review section of the Corporation's Quarterly Report on Form 10-Q for the three months ended June 30, 2003, for further information. These expenses represent matters not arising out of the operation of the Corporation's business in the ordinary course. Therefore, management believes these expenses are not indicative of the Corporation's legal and regulatory affairs related to its business operations and has removed such expenses from the computation of normalized earnings.

(l) The costs related to liquidation of the PAGIC entities and the facilities charge related to leased properties were each recognized during the first quarter of 2003. Management does not believe that either of these transactions is representative of the ongoing operating activities of the Corporation and each has been removed from the computation of normalized earnings.

(m) In the fourth quarter of 2001, PFPC incurred a $36 million charge largely related to a plan to consolidate certain facilities as a follow-up to the integration of an acquisition. During 2002, the facilities strategy was modified and certain originally contemplated relocations were no longer expected to occur. Accordingly, during the third quarter of 2002, PFPC recognized a $19 million reduction in the 2001 facilities consolidation reserve. Management believes these activities are not indicative of the ongoing business operations of PFPC and, therefore, the reduction to reserves has been removed from the computation of normalized earnings.


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



CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                  Page 22


                                                       For the quarter ended                           For the year ended
                                          ----------------------------------------------------  --------------------------------
In millions                                December 31       September 30      December 31          December 31     December 31
Unaudited                                         2003             2003               2002                 2003            2002
----------------------------------------------------------------------------------------------  --------------------------------
BUSINESS EARNINGS (LOSS)
Banking Businesses
  Regional Community Banking                      $159             $138               $152                 $608            $697
  Wholesale Banking
     Corporate Banking                              61               37                 33                  173             150
     PNC Real Estate Finance                        28               34                 23                  102              90
     PNC Business Credit                             5                6                 28                   31              40
----------------------------------------------------------------------------------------------  --------------------------------
       Total wholesale banking                      94               77                 84                  306             280
  PNC Advisors                                      16               20                 13                   72              97
----------------------------------------------------------------------------------------------  --------------------------------
       Total banking businesses                    269              235                249                  986           1,074
----------------------------------------------------------------------------------------------  --------------------------------
  BlackRock                                         41               40                 34                  155             133
  PFPC                                              18               16                  8                   61              65
----------------------------------------------------------------------------------------------  --------------------------------
      Total asset management and
         processing businesses                      59               56                 42                  216             198
----------------------------------------------------------------------------------------------  --------------------------------
      Total business earnings                      328              291                291                1,202           1,272
Intercompany Eliminations                           (1)              (2)                (2)                  (6)             (9)
Other (a)                                          (25)              (8)               (11)                (167)            (63)
----------------------------------------------------------------------------------------------  --------------------------------
Results from continuing operations                 302              281                278                1,029           1,200
Discontinued operations                                                                (16)                                 (16)
----------------------------------------------------------------------------------------------  --------------------------------
Results before cumulative effect of
  accounting change                                302              281                262                1,029           1,184
Cumulative effect of accounting change             (28)                                                     (28)
----------------------------------------------------------------------------------------------  --------------------------------
      Total consolidated                          $274             $281               $262               $1,001          $1,184
==============================================================================================  ================================



Dollars in millions, except per share data                         December 31     September 30        December 31
Unaudited                                                                 2003             2003               2002
----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (b)
Assets                                                                 $68,168          $68,703            $66,377
Earning assets                                                          56,361           56,290             54,833
Loans, net of unearned income                                           34,080           34,514             35,450
Allowance for credit losses                                                632              648                673
Securities                                                              15,690           14,907             13,763
Loans held for sale                                                      1,400            1,531              1,607
Deposits                                                                45,241           45,523             44,982
Borrowed funds                                                          11,453           11,554              9,116
Allowance for unfunded loan commitments and
   letters of credit                                                        90               89                 84
Shareholders' equity                                                     6,645            6,638              6,859
Common shareholders' equity                                              6,636            6,629              6,849
Book value per common share                                              23.97            23.93              24.03
Loans to deposits                                                           75 %             76 %               79 %

ASSETS UNDER MANAGEMENT  (billions)                                       $354             $336               $313

FUND ASSETS SERVICED  (billions)
Accounting/administration net assets                                      $667             $634               $510
Custody assets                                                            $401             $384               $336

CAPITAL RATIOS (b)
Tier 1 Risk-based (c)                                                      9.5 %            8.7 %              8.8 %
Total Risk-based (c)                                                      13.7             12.0               12.5
Leverage (c)                                                               8.2              7.6                8.1
Shareholders' equity to assets                                            9.75             9.66              10.33
Common shareholders' equity to assets                                     9.73             9.65              10.32

ASSET QUALITY RATIOS
Nonperforming assets to total loans,
   loans held for sale and foreclosed assets                               .92 %           1.10 %             1.13 %
Nonperforming loans to total loans                                         .78              .94                .87
Net charge-offs to average loans (for the three months ended)              .57              .73                .39
Allowance for credit losses to total loans                                1.85             1.88               1.90
Allowance for credit losses to nonperforming loans                         238              200                218
======================================================================================================================


(a) "Other" for the year ended December 31, 2003, includes pretax expenses of $120 million ($87 million after taxes) in connection with the DOJ agreement. In addition, "Other" for the year ended December 31, 2003 includes a pretax charge of $23 million ($15 million after taxes) related to leased facilities.
(b) See "Impact of FIN 46R" on pages 23 through 27 of these Consolidated Financial Highlights regarding the impact of the adoption of FIN 46R on this information.
(c)  Estimated for December 31, 2003.


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

CONSOLIDATED FINANCIAL HIGHLIGHTS
The PNC Financial Services Group, Inc.
IMPACT OF FIN 46R                                                       Page 23
CONSOLIDATING STATEMENT OF INCOME (Unaudited)


                                                                      Impact of FIN 46R
                                                                  --------------------------
                                                      Results                     Affordable
For the year ended December 31, 2003              before adoption     Market       Housing     Results as
Dollars in millions                                 of FIN 46R        Street     Partnerships   reported
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                $1,941           $(1)                      $1,940
Securities                                                579                                        579
Loans held for sale                                        48                                         48
Purchased customer receivables                                           22                           22
Other                                                     121                           $2           123
---------------------------------------------------------------------------------------------------------
   Total interest income                                2,689            21              2         2,712
---------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                  457                                        457
Borrowed funds                                            210                                        210
Capital securities                                         29                                         29
Commercial paper                                                         14                           14
Liabilities of certain variable
  interest entities                                                                      6             6
---------------------------------------------------------------------------------------------------------
   Total interest expense                                 696            14              6           716
---------------------------------------------------------------------------------------------------------
      Net interest income                               1,993             7             (4)        1,996
Provision for credit losses                               177                                        177
---------------------------------------------------------------------------------------------------------
   Net interest income less
     provision for credit losses                        1,816             7             (4)        1,819
---------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Asset management                                          861                                        861
Fund servicing                                            762                                        762
Service charges on deposits                               239                                        239
Brokerage                                                 184                                        184
Consumer services                                         251                                        251
Corporate services                                        490            (5)                         485
Equity management                                         (25)                                       (25)
Net securities gains                                      116                                        116
Investments held by certain variable
  interest entities                                                                     19            19
Other                                                     365                                        365
---------------------------------------------------------------------------------------------------------
   Total noninterest income                             3,243            (5)            19         3,257
---------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Staff                                                   1,804                                      1,804
Net occupancy                                             282                                        282
Equipment                                                 276                                        276
Marketing                                                  64                                         64
Distributions on capital securities                        28                                         28
Other                                                     986             2             34         1,022
---------------------------------------------------------------------------------------------------------
   Total noninterest expense                            3,440             2             34         3,476
---------------------------------------------------------------------------------------------------------
Income before minority and noncontrolling
  interests in income of consolidated entities
  and income taxes                                      1,619                          (19)        1,600
Minority and noncontrolling interests in
  income of consolidated entities                          51                          (19)           32
Income taxes                                              539                                        539
---------------------------------------------------------------------------------------------------------
Income before cumulative effect of
  accounting change                                     1,029                                      1,029
Cumulative effect of accounting change (less
  applicable income tax benefit of $14)                   (28)                                       (28)
---------------------------------------------------------------------------------------------------------
         Net income                                    $1,001                                     $1,001
---------------------------------------------------------------------------------------------------------
Net interest margin                                      3.71 %        (.06) %        (.01) %       3.64  %





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


CONSOLIDATED FINANCIAL HIGHLIGHTS
The PNC Financial Services Group, Inc.
IMPACT OF FIN 46R                                                       Page 24
CONSOLIDATING STATEMENT OF INCOME (Unaudited)


                                                                       Impact of FIN 46R
                                                                   ----------------------------
                                                       Results                     Affordable
For the three months ended December 31, 2003       before adoption   Market          Housing      Results as
Dollars in millions                                  of FIN 46R      Street        Partnerships    reported
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                  $462           $(1)                         $461
Securities                                                140                                         140
Loans held for sale                                        13                                          13
Purchased customer receivables                                           11                            11
Other                                                      34                           $1             35
-------------------------------------------------------------------------------------------------------------
   Total interest income                                  649            10              1            660
-------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                  102                                         102
Borrowed funds                                             48                                          48
Capital securities                                         15                                          15
Commercial paper                                                          7                             7
Liabilities of certain variable
  interest entities                                                                      3              3
-------------------------------------------------------------------------------------------------------------
   Total interest expense                                 165             7              3            175
-------------------------------------------------------------------------------------------------------------
      Net interest income                                 484             3             (2)           485
Provision for credit losses                                34                                          34
-------------------------------------------------------------------------------------------------------------
   Net interest income less
     provision for credit losses                          450             3             (2)           451
-------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Asset management                                          229                                         229
Fund servicing                                            193                                         193
Service charges on deposits                                62                                          62
Brokerage                                                  51                                          51
Consumer services                                          63                                          63
Corporate services                                        125            (2)                          123
Net securities gains                                       15                                          15
Investments held by certain variable
  interest entities                                                                     10             10
Other                                                     115                                         115
-------------------------------------------------------------------------------------------------------------
   Total noninterest income                               853            (2)            10            861
-------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Staff                                                     472                                         472
Net occupancy                                              65                                          65
Equipment                                                  71                                          71
Marketing                                                  15                                          15
Other                                                     218             1             16            235
-------------------------------------------------------------------------------------------------------------
   Total noninterest expense                              841             1             16            858
-------------------------------------------------------------------------------------------------------------
Income before minority and noncontrolling
  interests in income of consolidated entities
  and income taxes                                        462                           (8)           454
Minority and noncontrolling interests in
  income of consolidated entities                          14                           (8)             6
Income taxes                                              146                                         146
-------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
  accounting change                                       302                                         302
Cumulative effect of accounting change (less
  applicable income tax benefit of $14)                   (28)                                        (28)
-------------------------------------------------------------------------------------------------------------
         Net income                                      $274                                        $274
-------------------------------------------------------------------------------------------------------------
Net interest margin                                      3.52 %        (.13) %        (.01) %        3.38 %




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


CONSOLIDATED FINANCIAL HIGHLIGHTS
The PNC Financial Services Group, Inc.
IMPACT OF FIN 46R                                                       Page 25
CONSOLIDATING STATEMENT OF INCOME (Unaudited)


                                                                         Impact of FIN 46R
                                                                      ------------------------
                                                      Results                       Affordable
For the three months ended September 30, 2003     before adoption     Market         Housing     Results as
Dollars in millions                                 of FIN 46R         Street      Partnerships   reported
-----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                                 $477                                          $477
Securities                                               141                                           141
Loans held for sale                                        8                                             8
Purchased customer receivables                                            $11                           11
Other                                                     30                              $1            31
-----------------------------------------------------------------------------------------------------------
   Total interest income                                 656               11              1           668
-----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                 106                                           106
Borrowed funds                                            51                                            51
Capital securities                                        14                                            14
Commercial paper                                                            7                            7
Liabilities of certain variable
  interest entities                                                                        3             3
-----------------------------------------------------------------------------------------------------------
   Total interest expense                                171                7              3           181
-----------------------------------------------------------------------------------------------------------
      Net interest income                                485                4             (2)          487
Provision for credit losses                               50                                            50
-----------------------------------------------------------------------------------------------------------
   Net interest income less
     provision for credit losses                         435                4             (2)          437
-----------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Asset management                                         216                                           216
Fund servicing                                           188                                           188
Service charges on deposits                               60                                            60
Brokerage                                                 46                                            46
Consumer services                                         65                                            65
Corporate services                                       135               (3)                         132
Equity management                                         (4)                                           (4)
Net securities gains                                      19                                            19
Investments held by certain variable
  interest entities                                                                        9             9
Other                                                     94                                            94
-----------------------------------------------------------------------------------------------------------
   Total noninterest income                              819               (3)             9           825
-----------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Staff                                                    448                                           448
Net occupancy                                             63                                            63
Equipment                                                 67                                            67
Marketing                                                 16                                            16
Other                                                    214                1             18           233
-----------------------------------------------------------------------------------------------------------
   Total noninterest expense                             808                1             18           827
-----------------------------------------------------------------------------------------------------------
Income before minority and noncontrolling
  interests in income of consolidated entities
  and income taxes                                       446                             (11)          435
Minority and noncontrolling interests in
  income of consolidated entities                         13                             (11)            2
Income taxes                                             152                                           152
-----------------------------------------------------------------------------------------------------------
         Net income                                     $281                                          $281
-----------------------------------------------------------------------------------------------------------
Net interest margin                                     3.57 %           (.12)%         (.01)%        3.44 %



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


CONSOLIDATED FINANCIAL HIGHLIGHTS
The PNC Financial Services Group, Inc.
IMPACT OF FIN 46R                                                       Page 26
CONSOLIDATING BALANCE SHEET  (Unaudited)


                                                                          Impact of FIN 46R
                                                                --------------------------------------------
                                                    Results                        Affordable     Trust
At December 31,  2003                            before adoption      Market        Housing    Preferred    Results as
In millions, except par value                      of FIN 46R          Street     Partnerships Securities    reported
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $2,965                             $3                     $2,968
Federal funds sold                                        50                                                        50
Other short-term investments                           2,546                                                     2,546
Loans held for sale                                    1,400                                                     1,400
Securities                                            15,688               $2                                   15,690
Loans, net of unearned income of $1,009               34,176              (80)          (16)                    34,080
   Allowance for credit losses                          (633)               1                                     (632)
--------------------------------------------------------------------------------------------------------------------------
     Net loans                                        33,543              (79)          (16)                    33,448
Goodwill                                               2,390                                                     2,390
Other intangible assets                                  317                                                       317
Purchased customer receivables                                          2,223                                    2,223
Other                                                  6,651                            449          $36         7,136
--------------------------------------------------------------------------------------------------------------------------
         Total assets                                $65,550           $2,146          $436          $36       $68,168
==========================================================================================================================
LIABILITIES
Deposits
   Noninterest-bearing                               $11,505                                                   $11,505
   Interest-bearing                                   33,816             $(80)                                  33,736
--------------------------------------------------------------------------------------------------------------------------
      Total deposits                                  45,321             $(80)                                  45,241
Borrowed funds
   Federal funds purchased                               169                                                       169
   Repurchase agreements                               1,081                                                     1,081
   Bank notes and senior debt                          2,823                                                     2,823
   Federal Home Loan Bank borrowings                   1,115                                                     1,115
   Subordinated debt                                   2,545                                      $1,184         3,729
   Mandatorily redeemable capital
      securities of subsidiary trusts                  1,148                                      (1,148)
   Commercial paper                                                     2,226                                    2,226
   Liabilities of certain variable
     interest entities                                                                 $144                        144
   Other borrowed funds                                  166                                                       166
--------------------------------------------------------------------------------------------------------------------------
      Total borrowed funds                             9,047            2,226           144           36        11,453
Allowance for unfunded loan
  commitments and letters of credit                       90                                                        90
Accrued expenses                                       2,275                                                     2,275
Other                                                  1,926                             76                      2,002
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                  58,659            2,146           220           36        61,061
--------------------------------------------------------------------------------------------------------------------------
Minority and noncontrolling interests in
  consolidated entities                                  246                            216                        462
SHAREHOLDERS' EQUITY
Common stock - $5 par value
  Authorized 800 shares, issued 353 shares             1,764                                                     1,764
Capital surplus                                        1,108                                                     1,108
Retained earnings                                      7,642                                                     7,642
Deferred benefit expense                                 (29)                                                      (29)
Accumulated other comprehensive income                    60                                                        60
Common stock held in treasury
  at cost:  76 shares                                 (3,900)                                                   (3,900)
--------------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                          6,645                                                     6,645
--------------------------------------------------------------------------------------------------------------------------
         Total liabilities, minority and
           noncontrolling interests and
           shareholders' equity                      $65,550           $2,146          $436          $36       $68,168
==========================================================================================================================
CAPITAL AND OTHER RATIOS
Tier 1 Risk-based (a) (b)                                9.6 %                          (.1)%                      9.5 %
Total Risk-based (a) (b)                                13.8                            (.1)                      13.7
Leverage (a)                                             8.6              (.3)%         (.1)                       8.2
Shareholders' equity to total assets                   10.14             (.32)         (.06)        (.01)%        9.75
Common shareholders' equity to total assets            10.12             (.32)         (.06)        (.01)         9.73
Return on average assets                                1.64             (.06)         (.01)                      1.57
--------------------------------------------------------------------------------------------------------------------------


(a)  Estimated for December 31, 2003.
(b) Regulatory capital relief has been granted through March 31, 2004 with respect to consolidation of the Market Street conduit.


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


CONSOLIDATED FINANCIAL HIGHLIGHTS
The PNC Financial Services Group, Inc.
IMPACT OF FIN 46R                                                       Page 27
CONSOLIDATING BALANCE SHEET  (Unaudited)


                                                                       Impact of FIN 46R
                                                                ------------------------------
                                                    Results                        Affordable
At September 30,  2003                           before adoption      Market        Housing    Results as
In millions, except par value                      of FIN 46R          Street     Partnerships  reported
------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $3,147                             $3        $3,150
Other short-term investments                           2,533                                        2,533
Loans held for sale                                    1,531                                        1,531
Securities                                            14,905               $2                      14,907
Loans, net of unearned income of $1,037               34,600              (86)                     34,514
   Allowance for credit losses                          (649)               1                        (648)
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     Net loans                                        33,951              (85)                     33,866
Goodwill                                               2,385                                        2,385
Other intangible assets                                  311                                          311
Purchased customer receivables                                          2,481                       2,481
Other                                                  7,073               (1)          467         7,539
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         Total assets                                $65,836           $2,397          $470       $68,703
============================================================================================================
LIABILITIES
Deposits
   Noninterest-bearing                               $12,118                                      $12,118
   Interest-bearing                                   33,491             $(86)                     33,405
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      Total deposits                                  45,609              (86)                     45,523
Borrowed funds
   Federal funds purchased                               881                                          881
   Repurchase agreements                               1,048                                        1,048
   Bank notes and senior debt                          2,839                                        2,839
   Federal Home Loan Bank borrowings                   1,127                                        1,127
   Subordinated debt                                   1,980                                        1,980
   Mandatorily redeemable capital
     securities of subsidiary trusts                     848                                          848
   Commercial paper                                                     2,483                       2,483
   Liabilities of certain variable
     interest entities                                                                 $160           160
   Other borrowed funds                                  188                                          188
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      Total borrowed funds                             8,911            2,483           160        11,554
Allowance for unfunded loan
  commitments and letters of credit                       89                                           89
Accrued expenses                                       2,226                                        2,226
Other                                                  2,117                             76         2,193
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   Total liabilities                                  58,952            2,397           236        61,585
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Minority and noncontrolling interests in
  consolidated entities                                  246                            234           480
SHAREHOLDERS' EQUITY
Common stock - $5 par value
  Authorized 800 shares, issued 353 shares             1,764                                        1,764
Capital surplus                                        1,110                                        1,110
Retained earnings                                      7,507                                        7,507
Deferred benefit expense                                 (24)                                         (24)
Accumulated other comprehensive income                   148                                          148
Common stock held in treasury
  at cost:  76 shares                                 (3,867)                                      (3,867)
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   Total shareholders' equity                          6,638                                        6,638
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         Total liabilities, minority and
           noncontrolling interests and
           shareholders' equity                      $65,836           $2,397          $470       $68,703
============================================================================================================
CAPITAL AND OTHER RATIOS
Tier 1 Risk-based (a)                                    8.8 %                          (.1)%         8.7 %
Total Risk-based (a)                                    12.1                            (.1)         12.0
Leverage                                                 8.0              (.3)%         (.1)          7.6
Shareholders' equity to total assets                   10.08             (.35)         (.07)         9.66
Common shareholders' equity to total assets            10.07             (.35)         (.07)         9.65
Return on average assets                                1.69             (.06)                       1.63
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

(a) Regulatory capital relief has been granted through March 31, 2004 with respect to consolidation of the Market Street conduit.